Exhibit 10.1
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into as of the 22nd day of August, 2007, by and between Gary D. Tollefson (“Executive”) and Orexigen Therapeutics, Inc. (the “Company”).
     Whereas, Executive is employed by the Company as its President and Chief Executive Officer pursuant to an Employment Agreement dated as of April 6, 2007 (the “Agreement”); and
     Whereas, the Company and the Executive wish to enter into this Amendment to amend the terms of the Agreement as set forth herein.
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1. Defined Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Agreement.
2. Base Salary. Section 3.1 shall be deleted in its entirety and replaced with the following:
“3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $425,000 (“Base Salary”), payable on the regular payroll dates of the Company. Executive’s Base Salary will be subject to review and increases will be made by the Company’s Board of Directors or the compensation committee thereof, in its sole discretion.”
3. Annual Bonus. Section 3.2 shall be deleted in its entirety and replaced with the following:
“3.2 Annual Bonus. In addition to the Base Salary, Executive will be eligible for an annual performance bonus, equal to up to 60% of the Base Salary, and which is 100% based upon the achievement of the performance goals and objectives to be determined by the compensation committee of the Board (“Annual Bonus”). Such Annual Bonus shall be evaluated and paid in January of each year.”
4. Expenses. Section 3.4 shall be supplemented by adding the following at the end of such Section:
“The Company shall reimburse Executive for actual airfare expenses incurred by him in commuting between his principal residence in Indianapolis, Indiana and the Company’s headquarters in San Diego, California up to $100,000 per calendar year upon receipt of appropriate substantiation. Such amount shall be pro-rated for any partial year of employment hereunder.”

5. Miscellaneous. This Amendment shall become effective immediately. On and after the date hereof, each reference in the Agreement to the “Agreement” shall mean the Agreement as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto, nor constitute a waiver of any provision of the Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.
(Signature page follows)

          In Witness Whereof, the parties have executed this Amendment on the day and year first above written.

OREXIGEN THERAPEUTICS, INC.
By:	/s/ Eckard Weber
Eckard Weber, M.D.
Chairman of the Board of Directors

Accepted and agreed:

/s/ Gary D. Tollefson Gary D. Tollefson, M.D., Ph.D.

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